SUBSIDIARIES OF REGISTRANT



Name                                       State/Jurisdiction of Incorporation
Hauppauge Digital Europe Sarl.             Luxembourg
Hauppauge Computer Works Inc.              New York, USA
Hauppauge Computer Works Gmbh              Germany
Hauppauge Digital Asia Pte Ltd.            Singapore
Hauppauge Computer Works Limited           UK
Hauppauge Computer Works Sarl.             France
Eskape Acquisition Corp.                   Delaware, USA
HCW Distributing Corp.                     New York, USA
Hauppauge Computer Works Ltd.              British Virgin Islands